Exhibit 99.1

News Release              ■   ■   ■   ■

FOR:	REMEDYTEMP, INC.

CONTACT:

Monty Houdeshell

Senior Vice President and
Chief Administrative Officer
(949) 425-7600

Roger Pondel/Rob Whetstone

PondelWilkinson Inc.

(310) 279-5980

RemedyTemp Reports Second Quarter Financial Results

—Positive Trend Continues, with Strong Margin Improvement—

Company Separately Announced it has Entered Into Definitive Agreement

to be Acquired by Select Personnel Services;

Conference Call to be Held Today at 10:30 a.m. EDT (7:30 a.m. PDT)

ALISO VIEJO, Calif.—May 11, 2006—RemedyTemp, Inc. (NASDAQ:REMX) today reported favorable results for its second fiscal quarter ended April 2, 2006, with net income benefiting from margin-enhancing internal programs put into place over the recent years and sharply lower workers’ compensation costs.

The company achieved net income of $568,000, equal to $0.06 per fully diluted share, for the fiscal 2006 second quarter, compared with a net loss of $1.4 million, or $0.15 per share, for the prior year. Pre-tax profits rose to $770,000 from a pre-tax loss of $1.9 million last year. Gross margin for the most recent quarter advanced to 21.7% from 19.8% in the second quarter of last year, representing an 8.8% increase in gross profit dollars.

Revenue for the fiscal 2006 second quarter amounted to $124.6 million, versus $125.3 million for the corresponding period of the prior year. The decline reflected the company’s decision to exit from approximately $35 million of certain higher risk and lower margin accounts, during the past year, primarily in the commercial segment. The company said its program to eliminate such accounts was essentially completed by the end of last year’s second quarter and that as a result, it anticipates favorable revenue comparisons for the remainder of this year.

For the 2006 second quarter, revenue for RemedyTemp’s commercial segment, which consists of the Light Industrial and Franchise divisions, declined 0.2% over the comparable prior year period, primarily due to the account pruning. For the company’s specialty segment, comprised of the higher gross margin Talent Magnet™ and RemX® divisions, revenue was off 1.8%, principally reflecting the closing of underperforming offices in fiscal 2005. Within the specialty segment, the company said its RemX® temporary and direct-hire business continued its strong revenue growth, with temporary staffing posting gains of approximately 17.2% and the direct-hire up approximately 27.6% over the comparable prior year period. RemX® provides temporary and direct-hire staffing services in financial/accounting, information technology and high-end clerical markets.

The gross profit improvement included a workers’ compensation accrual adjustment, based on recent actuarial analysis and favorable trends, of $1.1 million related to prior fiscal periods. The favorable workers’ compensation adjustment was somewhat offset by an accrued liability of $492,000 in cost of goods sold and $191,000 in interest expense for state unemployment insurance related to the 2003 acquisition of the company’s Tennessee franchise.

“Despite the second quarter typically being the company’s seasonally weakest period, a number of factors combined to produce favorable results—a generally more stable business environment, a strategic shift in business mix and an 8.6% year-over-year reduction in the workers’ compensation expenses that was in addition to the $1.1 million adjustment described earlier. The favorable trends in workers’ compensation are, in part, due to fewer and less severe claims,” said Greg Palmer, president and chief executive officer. “We anticipate the positive trends to continue for the second half of our fiscal year, as the company benefits from the investments and strategic business mix shifts made over the recent years.”

For the first half of the current fiscal year, revenue amounted to $258.6 million, compared with $262.6 million for the same period last year. RemedyTemp achieved net income of $2.7 million, equal to $0.28 per fully diluted share, for the first six months of fiscal 2006, compared with a net loss of $1.4 million, equal to $0.16 per share, a year ago. Gross margin for the first half of fiscal 2006 improved to 21.7% from 19.7% in the corresponding period of the prior year, with gross profit dollars increasing 8.7%.

At April 2, 2006, RemedyTemp had $54.4 million in total cash and investments, including $23.2 million in restricted cash and investments pledged to collateralize workers’ compensation claims. The company has no debt.

Based on this morning’s announcement in connection with the signing of an agreement under which Select Personnel Services would acquire all the outstanding shares and options of RemedyTemp for $17.00 per share, Palmer said no financial guidance is being provided for the third fiscal quarter ending July 2, 2006.

Conference Call Information – Note New Time

RemedyTemp will host a conference call today at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss the second fiscal quarter financial results as well as the definitive acquisition agreement with Select. The conference call may be heard by any interested party through a live audio Internet webcast at www.remedytemp.com as well as www.companyboardroom.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites shortly after the conclusion of the call.

About RemedyTemp, Inc.

RemedyTemp, with 230 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. The company operates under the brands Remedy® Intelligent Staffing, Talent Magnet™ by Remedy and RemX® Specialty Staffing. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to, the positive trends continuing for the second half of the company’s fiscal year, are subject to change based on factors beyond the control of the company. Many of such statements contain words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future” and words of similar meaning.

Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division and direct-hire business, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, and attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Additional Information and Where to Find It

RemedyTemp has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the shareholders of RemedyTemp. RemedyTemp’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and RemedyTemp. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by RemedyTemp by going to RemedyTemp’s Investor Relations page on its corporate website at www.remedytemp.com.

RemedyTemp and its officers and directors may be deemed to be participants in the solicitation of proxies from RemedyTemp’s shareholders with respect to the acquisition. Information about RemedyTemp executive officers and directors and their ownership of RemedyTemp common stock is set forth in the proxy statement for the RemedyTemp 2006 Annual Meeting of Shareholders, which was filed with the SEC on January 13, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of RemedyTemp and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

(Table to follow)

REMEDYTEMP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	April 2, 2006	April 3, 2005	April 2, 2006	April 3, 2005
Company-owned office revenues	$75,791	$77,335	$158,254	$165,963
Licensed franchise revenues	48,455	47,623	99,602	96,029
Franchise royalties and initial franchise fees	373	305	759	627
Total revenues	124,619	125,263	258,615	262,619
Cost of Company-owned office revenues (exclusive of depreciation and amortization shown below)	58,927	62,162	123,089	133,983
Cost of licensed franchise revenues (exclusive of depreciation and amortization shown below)	38,687	38,269	79,431	77,013
Licensees’ share of gross profit	6,619	6,392	13,697	12,860
Selling and administrative expenses	18,922	19,314	37,217	38,662
CIGA litigation	64	40	193	138
Depreciation and amortization	1,165	1,190	2,371	2,554
Income (loss) from operations	235	(2,104)	2,617	(2,591)
Other income (expense):
Interest expense	(357)	(178)	(544)	(306)
Interest income	475	274	811	533
Other, net	417	128	787	499
Income (loss) before income taxes	770	(1,880)	3,671	(1,865)
Provision for (benefit from) income taxes	202	(499)	986	(462)
Net income (loss)	$568	$(1,381)	$2,685	$(1,403)

Net income (loss) per share – basic	$0.06	$(0.15)	$0.30	$(.16)
Net income (loss) per share – diluted	$0.06	$(0.15)	$0.28	$(.16)

Weighted average shares – basic	9,068	9,043	9,067	9,038
Weighted average shares – diluted	9,538	9,043	9,465	9,038

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	April 2,	October 2,
	2006	2005
ASSETS
Current assets:
Cash and investments	$26,897	$24,836
Restricted investments	4,245	3,771
Accounts receivable, net	60,582	60,787
Other current assets	7,319	9,802
Total current assets	99,043	99,196
Fixed assets, net	9,361	9,696
Restricted cash and investments	23,243	22,890
Other assets	6,038	6,301
Total Assets	$137,685	$138,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$39,202	$44,244
Total long-term liabilities	33,449	32,300
Total liabilities	72,651	76,544
Total shareholders’ equity	65,034	61,539
Total Liabilities and Shareholders’ Equity	$137,685	$138,083

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REMEDYTEMP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(amounts in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2006	2005	2006	2005
REVENUES
Commercial	$99,279	$99,451	$207,692	$210,003
Specialty	25,340	25,812	50,923	52,616
Total revenues	$124,619	$125,263	$258,615	$262,619
GROSS PROFIT
Commercial	$18,390	$17,194	$39,157	$36,085
Specialty	8,615	7,638	16,938	15,538
Total gross profit	$27,005	$24,832	$56,095	$51,623
OPERATING INCOME
Commercial	$6,622	$5,936	$15,282	$12,964
Specialty	560	(317)	1,435	(141)
Unallocated corporate and other expenses	(6,947)	(7,723)	(14,100)	(15,414)
Income (loss) from operations	$235	$(2,104)	$2,617	$(2,591)

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